EXHIBIT 99.1

Outdoor Channel Holdings Reports Fourth Quarter and Full Year 2011 Results

Fourth Quarter Outdoor Channel Revenues Rise 7%; Consolidated Adjusted EBITDA Up 27%

TEMECULA, Calif., March 6, 2012 (GLOBE NEWSWIRE) -- Outdoor Channel Holdings, Inc. (Nasdaq:OUTD) today reported its operating results for the fourth quarter and full year ended December 31, 2011.

Based on changes in how we monitor and measure our various businesses, we have determined that our aerial camera units, SkyCam and CableCam, should now be reported together as a separate segment. Accordingly, prior period segment information for "Production Services" has been revised to retroactively reflect aerial cameras as a separate segment and Production Services now includes solely our Winnercomm results for all periods discussed in this release or set forth in the accompanying tables.

Consolidated revenues for the quarter were $23.6 million, a 9% decrease compared with $25.8 million in the fourth quarter of 2010, driven primarily by the continued and largely expected decrease in revenues from our Production Services segment. Advertising revenue for the quarter increased 1% percent to $11.3 million from $11.2 million in the fourth quarter of 2010 on higher endemic ad sales, net of lower online ad sales. Subscriber fees for the quarter were $5.4 million, an increase of 22% compared to $4.4 million for the prior-year period on increased subscribers and rates and reduced accruals for most-favored nation reserves compared to a year ago.  Production Services revenue totaled $6.9 million for the quarter, a decrease of 32% compared to $10.1 million in the fourth quarter of 2010 due primarily to the impact of cancelled and non-renewed contracts at our Winnercomm operations over the past year and a slight decrease in our aerial camera related revenues.

Total operating expenses for the fourth quarter were $17.6 million, an 18% decrease compared to $21.4 million in operating expense for the fourth quarter of 2010, driven primarily by a decrease in operating costs relating to reduced projects at our Winnercomm business, and lower advertising expense.

Resulting operating income for the fourth quarter 2011 was $6.0 million, a 37% increase from the $4.4 million of operating profit generated in the fourth quarter of 2010. Earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for the effects of share-based compensation expense, was $7.5 million, a 27% increase compared to $5.9 million for the fourth quarter of 2010.

On a segment basis, our Outdoor Channel unit ("TOC") reported revenues of $16.7 million for the quarter, a 7% increase compared to $15.7 million of revenue for the fourth quarter of 2010 driven primarily by stronger subscription fees. TOC's EBITDA, adjusted for share-based compensation expense, was $6.1 million, a 28% increase over the fourth quarter of 2010.

Our Production Services unit generated revenues (before intercompany eliminations) for the quarter of $2.5 million, a 55% decrease compared to $5.6 million for the fourth quarter of 2010 resulting primarily from previously cancelled and non-renewed contracts.  Production Services' EBITDA (including intercompany eliminations), adjusted for share-based compensation expense, was essentially unchanged at $0.2 million as a reduction in expenses offset the decline in revenue.

Our Aerial Cameras unit generated revenues for the quarter of $4.7 million, a 3% decrease compared to $4.9 million in revenue for the fourth quarter of 2010 resulting from a slight decrease in events during the quarter. The Aerial Camera unit's EBITDA, adjusted for share-based compensation expense, increased 31% to $1.2 million primarily on reduced legal expense related to our ActionCam litigation.

Consolidated net income for both the fourth quarter of 2011 and 2010 was $1.5 million, or $.06 per diluted share, as higher pre-tax income in the 2011 quarter was offset by higher deferred income taxes relating to the expiration of previously granted stock options.

"We delivered solid revenue growth at our core TOC unit during the fourth quarter and for the full year as we continued to capitalize on our category leadership position," said Tom Hornish, President and Chief Executive Officer. "We also made significant gains in our total household distribution, adding over two million homes over the final five months of 2011.  While combined revenues at our Production Services and Aerial Cameras segments were down in the fourth quarter, due mostly to the prior elimination of low-margin business, as well as the cancellation of other business at Winnercomm, we improved the segments' year-over-year adjusted EBITDA despite non-recurring costs related to those segments' recent office moves. Looking ahead, we are focused on further expanding the distribution of our network, supporting those efforts with a more aggressive marketing plan and improving profitability and adjusted EBITDA at both our Production Services and Aerial Cameras segments."

Full-Year Financial Results

On a full year basis, consolidated net revenues were $71.9 million, a 14% decrease compared to $83.3 million as a 4% revenue gain at TOC, driven by subscriber fees, was more than offset by reduced production services revenues at Winnercomm, and to a much lesser degree, reduced revenues at our aerial cameras business.

Operating expenses for the year were $65.1 million compared to $78.8 million in operating expenses for 2010, a 17% decrease driven principally by the reduction in Winnercomm business and our advertising expense.

Resulting operating income for 2011 was $6.8 million, a 47% increase from $4.6 million in operating income for 2010 with all of that gain coming from our TOC segment. EBITDA, adjusted for share-based compensation expense, was $12.8 million, a 14% increase compared to $11.2 million for 2010, with a $2.0 million increase in TOC's adjusted EBITDA being offset by a $0.4 million decline in the adjusted EBITDA of our Aerial Cameras segment on a 5% decline in revenue and a slight decline in our gross margin rate due to facility move related costs in 2011.  The full year adjusted EBITDA for our Production Services segment was essentially unchanged at just under negative $1.0 million.

Our consolidated net income for the year finished at $1.8 million, or $.07 per diluted share, compared to net income of $1.2 million, or $.05 per diluted share, for 2010.

Investor Conference Call

Outdoor Channel Holdings' management will host an investor conference call on March 6, 2012, at 5 p.m. ET to review the company's financials and operations for its fourth quarter and full year ended December 31, 2011. Investment professionals are invited to participate in the live call by dialing 800-291-5365 (domestic) or 617-614-3922 (international) and using participant passcode 35067175. The call will be open to all other interested parties through a live, listen-only audio Internet broadcast in the Investor Relations section of the company's Web site, www.outdoorchannel.com. For those who are not able to listen to the live broadcast, the call will be archived on the web site for one year. A telephonic playback of the conference call also will be available through Tuesday, March 13, 2012, by calling 888-286-8010 (domestic) or 617-801-6888 (international) and using participant passcode 74027210.

About Outdoor Channel Holdings, Inc.

Outdoor Channel Holdings, Inc. owns and operates Outdoor Channel, America's leader in outdoor TV, and Winnercomm Inc., an Emmy Award winning production and interactive company. Outdoor Channel offers programming that captures the excitement of hunting, fishing, shooting, off-road motorsports, adventure and the Western lifestyle and can be viewed on multiple platforms including high definition, video-on-demand, as well as on a dynamic broadband website. Winnercomm Inc. is one of America's largest and highest quality producers of live sporting events and sports series for cable and broadcast television. Winnercomm also owns and operates the patented SkyCam and CableCam aerial camera systems which provide dramatic overhead camera angles for major sports events, including college and NFL football. For more information please visit http://www.outdoorchannel.com/.

Nielsen Media Research Universe Estimates for Outdoor Channel

Nielsen Media Research is the leading provider of television audience measurement and advertising information services worldwide. Nielsen estimated that Outdoor Channel had approximately 37.1 million cable and satellite subscribers for March 2012. Please note that this estimate regarding Outdoor Channel's subscriber base is made by Nielsen Media Research and is theirs alone and does not represent opinions, forecasts or predictions of Outdoor Channel Holdings, Inc. or its management. Outdoor Channel Holdings, Inc. does not by its reference above or distribution imply its endorsement of or concurrence with such information.

Use of Non-GAAP Financial Information

This press release includes "non-GAAP financial measures" within the meaning of the Securities and Exchange Commission rules. The company believes that earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for the effects of share-based compensation expense, provides greater comparability regarding its ongoing operating performance. This information is not intended to be considered in isolation or as a substitute for net income (loss) calculated in accordance with U.S. GAAP. A reconciliation of the company's U.S. GAAP information to EBITDA, adjusted for the effects of share-based compensation expense, is provided in the attached table.

Safe Harbor Statement

Statements in this news release that are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, without limitation, about our expectations, beliefs, intentions, strategies regarding the future long-term value of the company resulting from the company's current actions or strategic initiatives and the future anticipated value of Outdoor Channel to our audience, distributors and advertisers. The company's actual results could differ materially from those discussed in any forward-looking statements. The company intends that such forward-looking statements be subject to the safe-harbor provisions contained in those sections. Such statements involve significant risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) service providers discontinuing or refraining from carrying Outdoor Channel; (2) a decline in the number of viewers from having Outdoor Channel placed in unpopular cable or satellite packages, or increases in subscription fees, established by the service providers; (3) a decline in viewership and revenues related to increased competition within the outdoor television segment; (4) a decrease in advertising revenue as a result of a deterioration in general economic conditions; (5) managing the Company's growth and the integration of future acquisitions, if any; (6) decreased profitability if we are unable to generate sufficient revenues from our Production Services operations to offset its fixed costs; and other factors which are discussed in the company's filings with the Securities and Exchange Commission. For these forward-looking statements, the company claims the protection of the safe harbor for forward-looking statements in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands)

	Three Months Ended		Year Ended
	December 31		December 31
	2011	2010	2011	2010
Revenues:	(unaudited)		(audited)
Advertising	$ 11,288	$ 11,230	$ 36,918	$ 37,000
Subscriber fees	5,395	4,424	20,155	17,953
Production services	6,908	10,139	14,782	28,389

Total revenues	23,591	25,793	71,855	83,342

Cost of services:
Programming	2,188	1,332	7,511	6,139
Satellite transmission fees	402	403	1,590	1,584
Production and operations	6,489	8,817	19,616	29,036
Other direct costs	39	94	280	447

Total cost of services	9,118	10,646	28,997	37,206

Other expenses:
Advertising	924	1,504	2,845	3,521
Selling, general and administrative	6,816	8,472	30,385	34,646
Depreciation and amortization	735	796	2,874	3,383

Total other expenses	8,475	10,772	36,104	41,550

Total operating expenses	17,593	21,418	65,101	78,756

Income from operations	5,998	4,375	6,754	4,586

Interest and other income, net	3	9	18	31

Income before income taxes	6,001	4,384	6,772	4,617

Income tax provision	4,546	2,911	4,927	3,373

Net income	1,455	1,473	1,845	1,244
Net income attributable to noncontrolling interest	--	--	--	--

Net income attributable to controlling interest	$ 1,455	$ 1,473	$ 1,845	$ 1,244

Earnings per common share data:
Basic	$ 0.06	$ 0.06	$ 0.07	$ 0.05
Diluted	$ 0.06	$ 0.06	$ 0.07	$ 0.05

Weighted average number of common shares outstanding
Basic	24,912	24,506	24,821	24,513
Diluted	25,686	25,606	25,633	25,634

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(audited, in thousands)

	December 31, 2011	December 31, 2010

Assets
Current assets:
Cash and cash equivalents	$ 19,498	$ 32,578
Investment in available-for-sale securities	40,049	26,995
Accounts receivable, net of allowance for doubtful accounts	13,657	16,754
Other current assets	14,066	12,492
Total current assets	87,270	88,819

Property, plant and equipment, net	11,875	12,315
Goodwill and amortizable intangible assets, net	43,538	43,673
Investments in auction-rate securities	4,940	5,075
Deferred tax assets, net	754	1,774
Deposits and other assets	809	1,996

Totals	$ 149,186	$ 153,652

Liabilities and Stockholders' Equity

Current liabilities	$ 14,955	$ 17,129
Long-term liabilities	906	981
Total liabilities	15,861	18,110

Total stockholders' equity	133,325	135,542
Noncontrolling interest	--	--
Total equity	133,325	135,542

Totals	$ 149,186	$ 153,652

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year Ended
	December 31,
	2011	2010
	(audited)
Operating activities:
Net income	$ 1,845	$ 1,244
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,874	3,383
Amortization of subscriber acquisition fees	1,511	1,619
Loss on sale of equipment	151	133
Realized gain on sale of available-for-sale and auction-rate securities	--	(11)
Provision for doubtful accounts	262	1,062
Share-based employee and non-employee compensation	3,153	3,244
Deferred tax provision, net	1,796	205

Changes in operating assets and liabilities:
Accounts receivable	2,835	(1,989)
Income tax refund receivable and payable, net	(704)	1,927
Programming and production costs	(792)	882
Other current assets	(1,547)	(934)
Deposits and other assets	107	109
Subscriber acquisition fees	(191)	(2,129)
Accounts payable and accrued expenses	(2,099)	777
Deferred revenue	118	(953)
Deferred obligations	83	(152)
Unfavorable lease obligations	(149)	(136)
Net cash provided by operating activities	9,253	8,281

Investing activities:
Purchases of property, plant and equipment	(2,167)	(1,253)
Purchase of intangibles	(85)	--
Proceeds from sale of equipment	53	102
Purchases of available-for-sale securities	(83,590)	(103,964)
Proceeds from sale of available-for-sale and auction-rate securities	70,736	115,900
Net cash provided by (used in) investing activities	(15,053)	10,785

Financing activities:
Purchase of treasury stock	(1,050)	(840)
Payment of dividends on common stock	(6,230)	(6,155)
Purchase and retirement of stock related to repurchase program	--	(341)
Net cash used in financing activities	(7,280)	(7,336)

Net increase (decrease) in cash and cash equivalents	(13,080)	11,730
Cash and cash equivalents, beginning of period	32,578	20,848
Cash and cash equivalents, end of period	$ 19,498	$ 32,578

Supplemental disclosure of cash flow information:
Income taxes paid	$ 3,752	$ 1,230

Supplemental disclosure of non-cash investing and financing activities:
Effect of net increase in fair value of available-for-sale and auction-rate securities	$ 65	$ 92
Property, plant and equipment costs incurrred but not paid	$ 211	$ 35

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
Segment Operating Results
(unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31		December 31
	2011	2010	2011	2010

Revenues

TOC	$ 16,683	$ 15,654	$ 57,073	$ 54,953
Production Services	2,529	5,608	9,228	21,506
Aerial Cameras	4,728	4,856	8,663	9,140
Eliminations	(349)	(325)	(3,109)	(2,257)
Total revenues	$ 23,591	$ 25,793	$ 71,855	$ 83,342

Cost of Services

TOC	$ 4,715	$ 3,670	$ 17,806	$ 15,628
Production Services	2,079	4,622	7,874	17,644
Aerial Cameras	2,879	2,833	6,342	6,199
Eliminations	(555)	(479)	(3,025)	(2,265)
Total cost of services	$ 9,118	$ 10,646	$ 28,997	$ 37,206

Other Expenses

TOC	$ 6,905	$ 8,279	$ 28,966	$ 31,366
Production Services	703	1,149	3,203	6,000
Aerial Cameras	887	1,344	3,955	4,184
Eliminations	(20)	--	(20)	--
Total other expenses	$ 8,475	$ 10,772	$ 36,104	$ 41,550

Income (Loss) from Operations

TOC	$ 5,063	$ 3,705	$ 10,301	$ 7,959
Production Services	(253)	(163)	(1,849)	(2,138)
Aerial Cameras	962	679	(1,634)	(1,243)
Eliminations	226	154	(64)	8
Income from operations	$ 5,998	$ 4,375	$ 6,754	$ 4,586

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of U.S. GAAP Measures to U.S. Non-GAAP Measures
(unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31		December 31
	2011	2010	2011	2010

Net income	$ 1,455	$ 1,473	$ 1,845	$ 1,244

Add/Subtract:
Interest and other income, net	(3)	(9)	(18)	(31)
Income tax	4,546	2,911	4,927	3,373
Depreciation and amortization	735	796	2,874	3,383

EBITDA	$ 6,733	$ 5,171	$ 9,628	$ 7,969

Adjusted for:
Share-based compensation expense	802	758	3,153	3,244

EBITDA, as adjusted for share-based compensation expense	$ 7,535	$ 5,929	$ 12,781	$ 11,213

Summary of Cost of Services
Share-based compensation expense	$ 60	$ 22	$ 238	$ 216
Cost of services	9,058	10,624	28,759	36,990
Total cost of services	$ 9,118	$ 10,646	$ 28,997	$ 37,206

Summary of Selling, General and Administrative
Share-based compensation expense	$ 742	$ 736	$ 2,915	$ 3,028
Selling, general and administrative	6,074	7,736	27,470	31,618
Total selling, general and administrative	$ 6,816	$ 8,472	$ 30,385	$ 34,646

Summary of Other Income
Interest income	$ 27	$ 32	$ 111	$ 127
Interest and other expense	(24)	(23)	(93)	(96)
Total other income	$ 3	$ 9	$ 18	$ 31

EBITDA as adjusted by Segment
Outdoor Channel	$ 6,122	$ 4,794	$ 14,446	$ 12,401
Production Services *	226	227	(969)	(917)
Aerial Cameras	1,187	908	(696)	(271)

EBITDA, as adjusted for share-based compensation expense	$ 7,535	$ 5,929	$ 12,781	$ 11,213

* - eliminations included in Production Services segment
CONTACT: For Company:
         Tom Allen
         Executive Vice President / Chief Operating & Financial Officer
         951-699-6991, ext. 287
         tallen@outdoorchannel.com

         For Investors:
         Brad Edwards
         Brainerd Communicators, Inc.
         212-986-6667
         edwards@braincomm.com

         For Media:
         Nancy Zakhary
         Brainerd Communicators, Inc.
         212-986-6667
         nancy@braincomm.com